Exhibit 99.1

  SANGAMO BIOSCIENCES ANNOUNCES PRESENTATION OF DATA FROM PROTEIN PRODUCTION PROGRAM AT 19TH MEETING OF THE EUROPEAN SOCIETY FOR ANIMAL CELL TECHNOLOGY

    RICHMOND, Calif., June 8 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced that data from its programs to optimize and enhance cell lines for protein pharmaceutical production will be presented at the 19th Meeting of the European Society for Animal Cell Technology (ESACT):
Cell Technology for Cell Products, held in Harrogate, U.K. June 5-8, 2005. The data describe the use of Sangamo's zinc finger DNA-binding protein (ZFP) technology in several applications that address the ability to rapidly generate stable, high-level expression of biopharmaceutical proteins from mammalian production systems.

    "Prime issues for biologics manufacturing are capacity of production and speed of development of protein drugs," said Edward Lanphier, Sangamo's president and CEO. "Companies that produce monoclonal antibodies and recombinant protein pharmaceuticals are very interested in technologies that make it easier to engineer cell lines with characteristics that improve protein production yields and also reduce the time required to generate recombinant producer lines. We are developing our ZFP technology to address these issues and have seen significant interest from the industry for both our CHOZn(TM) cell line and our ZFN-mediated cell engineering technology. We currently have agreements with several biopharmaceutical companies and expect to announce additional collaborations later this year."

    Sangamo scientists have engineered the CHOZn(TM) cell line by integrating a novel engineered ZFP transcription factor (ZFP TF(TM)) into a CHO cell line commonly used in biopharmaceutical production. The CHOZn(TM) line has been shown to produce up to four-fold higher levels of protein output than the commonly used parental cell line and can be used with a variety of different promoter systems, making it readily adaptable to a company's specific production system. The engineered cell line is being made available to drug development and manufacturing organizations for testing and licensing. Dr. Trevor Collingwood, Team Leader of Enabling Technology at Sangamo will present data generated by Sangamo scientists and their collaborators at Medarex, Inc. on the successful use of the system at the fermentor scale for the increased production of monoclonal antibodies.

    Sangamo's targeted ZFP-nuclease (ZFN(TM)) technology can also be applied to the rapid production of stable producer cell lines and the elimination of "unfavorable cell traits" that reduce the yield or bioactivity of pharmaceutical proteins. As Dr. Collingwood will discuss, a frequent problem in cell line development is that lines gradually lose the ability to continuously produce high levels of product due to the insertion of the transgene of interest into an unstable genomic location. Sangamo is using its ZFN technology to specifically target the insertion of protein-producing sequences into identified genomic "hot-spots," or "safe harbor locations," to enable the rapid and reproducible generation of stable, high-expressing production cell lines. Sangamo's technology can also be used to quickly and selectively knock out specific genes in cell lines. This newly developed capability can be used to generate improved cell line characteristics, resulting in further increases in protein output or increased biological activity of the protein product.

    About Sangamo
    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             06/08/2005
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or investors, John Cummings, +1-415-352-6262, or media, Justin Jackson, +1-212-213-0006, or
jjackson@burnsmc.com, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com /